Citicorp Mortgage,       Mail Station 313
Inc.                     P.O. Box 790013
                         St. Louis, Missouri
A subsidiary of          63179-0013
Citicorp



                                                                  (logo)CITICORP








March 31, 1997
Investor #6121



Luis Rodriquez/Master Servicer
Norwest Bank
5325 Spectrum Drive
Frederick, MD 21701



                             OFFICER'S CERTIFICATE



RE:  Annual Statement as to Compliance:
     Pursuant to SASCOR Servicing Guide




Dear Mr. Rodriquez:

The activities of Citicorp Mortgage, Inc., performed under the above referenced Servicing Guide during the preceding calendar year, have been conducted under my supervision. Based upon a review of those activities and to the best of my knowledge, Citicorp Mortgage, Inc. has fulfilled all of its obligations under this Servicing Guide.



Citicorp Mortgage, Inc.



By: /s/ Linda Whitaker
Linda Whitaker, Assistant Vice President